Exhibit 2

Execution Copy

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of May 22, 2009, by and between Shermen WSC Holding LLC, a Delaware limited liability company (“Holding”), and the signatory on the execution page hereof (“Stockholder”).

WHEREAS, Shermen WSC Acquisition Corp. (“Shermen”) has agreed to purchase certain businesses from ED&F Man Holdings Limited (together with its affiliates, “ED&F”) and certain of its affiliates, pursuant to a Transaction Agreement dated as of November 25, 2008, and amended and restated as of May 1, 2009 (such purchase, the “Business Combination”; such agreement as amended and restated, the “Transaction Agreement”);

WHEREAS, approval of the Business Combination is contingent upon, among other things, the affirmative vote of a majority of shares of Shermen’s common stock, par value $.0001 per share (“Common Stock”), (a) voted by the holders of Common Stock issued in the initial public offering of Shermen consummated on May 30, 2007 (such initial public offering, the “IPO”; such holders, the “Public Stockholders”) present and entitled to vote at the meeting of Shermen’s stockholders to be held on May 26, 2009 (as such meeting may be adjourned or postponed, the “Stockholders Meeting”) and (b) outstanding as of May 7, 2009 (the “Record Date”) for the Stockholders Meeting;

WHEREAS, pursuant to certain provisions in Shermen’s amended and restated certificate of incorporation, a Public Stockholder may, if such Public Stockholder affirmatively votes against the Business Combination, elect that Shermen convert such Public Stockholder’s shares of Common Stock into cash (“Conversion Rights”);

WHEREAS, the Business Combination is conditioned upon the exercise of Conversion Rights by holders of less than 40% of Common Stock issued in the IPO;

WHEREAS, Holding is the legal and beneficial owner of 5,663,750 shares of Common Stock and Holding (a) owned such shares as of the close business on the Record Date and (b) has the sole and exclusive right to vote such shares at the Stockholders Meeting, subject to undertakings made in connection with the IPO;

WHEREAS, subject to the terms and conditions set forth herein, Stockholder agrees to purchase 2,000,000 shares of Common Stock and to vote, at the Stockholders Meeting, each share of Common Stock held by Stockholder at such time in favor of the Business Combination and all other proposals required to consummate the Business Combination at the Stockholders Meeting; and

WHEREAS, in order to induce Stockholder to enter into this Agreement, Holding agrees, subject to the terms and conditions set forth herein, to transfer 857,142 shares of Common Stock owned by it (the “Transferred Shares”) to Stockholder upon release of such shares from escrow upon termination of the Escrow Period (as defined in the Stock Escrow Agreement dated as of May 30, 2007, to which Shermen and Holding are parties (the “Escrow Agreement”));

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.                                       Covenants of Holding. Subject to Stockholder having performed or complied with all agreements and covenants required by Section 2 of this Agreement to be performed or complied with by Stockholder, and solely in consideration thereof, Holding agrees that, upon release of the Transferred Shares from escrow upon termination of the Escrow Period, Holding shall (a) sell, transfer and assign to Stockholder all of Holding’s right, title and interest in the Transferred Shares, (b) tender certificates representing the Transferred Shares to Stockholder and duly executed stock powers or other instruments of transfer required to transfer the Transferred Shares to Stockholder, (c) under the Registration Rights Agreement dated May 30, 2007 to which Shermen and Holding are parties (the “Registration Rights Agreement”), assign to Stockholder Holding’s registration rights with respect to the Transferred Shares and agree that the Purchased Shares (as defined below) shall be included in the definition of “Registrable Securities” contained therein and (d) at the option of Holding, either take such steps as are required to include the Transferred Shares in an effective shelf registration statement of Shermen (pursuant to a post-effective amendment or otherwise) promptly after the transfer of the Transferred Shares to Stockholder (and in any event within thirty(30) days of such transfer), or, at the written request of the Stockholder, make a demand for a Demand Registration of the Transferred Shares on behalf of the Stockholder pursuant to Section 2.1.1 of the Registration Rights Agreement.

2.                                       Covenants of Stockholder.

2.1.                              Prior to the Stockholders Meeting, Stockholder shall purchase 2,000,000 shares of Common Stock (the “Purchased Shares”).

2.2.                              Stockholder shall vote, or direct to be voted as set forth in Section 2.4, at the Stockholders Meeting, each share of Common Stock held by it at such time (including each Purchased Share but not including any Transferred Share) in favor of the Business Combination and all other proposals required to consummate the Business Combination at the Stockholders Meeting.

2.3.                              If, as of the date of this Agreement, Stockholder has not elected to exercise its Conversion Rights with respect to any shares of Common Stock held by it, Stockholder shall not elect to exercise such Conversion Rights. If, however, as of the date of this Agreement, Stockholder has elected to exercise its Conversion Rights with respect any of the shares of Common Stock held by it, it shall properly and validly withdraw such conversion election with respect to all such shares of Common Stock within one business day of this Agreement.

2.4.                              Promptly after purchasing the Purchased Shares, Stockholder shall direct Lazard Capital Markets LLC (“Lazard”) to take all action necessary such that the sellers of the Purchased Shares vote at the Stockholders Meeting in accordance with the instructions of Stockholder.  Stockholder shall request that Lazard deliver to Holding, if available, a true and correct copy of the voting information form with respect to all shares of Common Stock held by Stockholder (including the Purchased Shares) indicating the financial institution through which those shares are held and the control number regarding the voting of those shares (the “Control Number”), or, in the alternative, written confirmation by Lazard of such information as would appear on the voting information form.  Stockholder agrees that Holding may use the Control Number to enforce the terms of this Agreement.

3.                                       Representations and Warranties of Holding.

3.1.                              Holding hereby represents to Stockholder on the date hereof and on the Closing Date that:

(a)                                  Sophisticated Holding. Holding is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the transfer of the Transferred Shares to Stockholder.

(b)                                 Independent Investigation. Holding, in making the decision to transfer the Transferred Shares to Stockholder, has not relied upon any oral or written representations or assurances from Shermen or ED&F or any of their respective officers, directors or employees or any other representatives or agents of Shermen or ED&F. Holding has had access to and reviewed all of the filings made by Shermen with the SEC, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933 (the “Securities Act”), in each case to the extent available and publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

(c)                                  Authority. This Agreement has been validly authorized, executed and delivered by Holding and, assuming the due authorization, execution and delivery thereof by Stockholder, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Holding does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Holding is a party which would prevent Holding from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Holding is subject. As of each of the Record Date and the date hereof, Holding was and is the legal and beneficial owner of the Transferred Shares and had and has the sole and exclusive right to vote the Transferred Shares at the Stockholders Meeting, subject to undertakings made in connection with the IPO.

(d)                                 Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any governmental authority or any other person is required on the part of Holding in connection with the execution, delivery and performance of this Agreement.

(e)                                  Free and Clear of Encumbrances. Holding is the beneficial owner of the Transferred Shares and has good marketable title to the Transferred Shares, subject to the terms of the Escrow Agreement, free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever.

(f)                                    No Additional Agreements. Other than this Agreement and the letter agreement dated May 24, 2007, between Shermen and Holding, Holding is not party to any agreement to sell, otherwise transfer, or vote any of the Transferred Shares.

(g)                                 No Legal Advice from Stockholder. Holding acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Holding’s own legal counsel and investment and tax advisors. Holding is relying solely on such counsel and advisors and not on any statements or representations of Stockholder or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

4.                                       Representations and Warranties of Stockholder.

4.1.                              Stockholder hereby represents to Holding on the date hereof that:

(a)                                  Sophisticated Stockholder. Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the transfer of the Transferred Shares by Holding.

(b)                                 Independent Investigation. Stockholder, in making the decision to accept the Transferred Shares from Holding and to agree to the covenants set forth herein, has not relied upon any oral or written representations or assurances from Holding, Shermen or ED&F or any of their respective officers, directors or employees or any other representatives or agents of Holding, Shermen or ED&F. Stockholder has had access to and has had an opportunity to review all of the filings made by Shermen with the SEC, pursuant to the Exchange Act and the Securities Act, in each case to the extent available and publicly accessible via EDGAR.

(c)                                  Authority. This Agreement has been validly authorized, executed and delivered by Stockholder and, assuming the due authorization, execution and delivery thereof by Holding, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Stockholder does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Stockholder is a party which would prevent Stockholder from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Stockholder is subject. As of the date of the Stockholders Meeting, Stockholder will be the legal and beneficial owner of all shares of Common Stock held by it (which shall include all of the Purchased Shares but none of the Transferred Shares) and will have directed Lazard to take all action necessary such that the sellers of the Purchased Shares vote at the Stockholders Meeting in accordance with the instructions of Stockholder and do not exercise the Conversion Rights attached to such shares at the Stockholders Meeting.

(d)                                 Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any governmental authority or any other person is required on the part of Stockholder in connection with the execution, delivery and performance of this Agreement.

(e)                                  No Additional Agreements. Other than this Agreement, Holding is not and will not, at the time of the Stockholders Meeting, be party to any agreement to vote any of the shares of Common Stock held by it (including the Transferred Shares and the Purchased Shares).

(f)                                    No Legal Advice from Holding. Stockholder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Stockholder’s own legal counsel and investment and tax advisors. Stockholder is relying solely on such counsel and advisors and not on any statements or representations of Holding or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

5.                                       Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect upon the termination of the Transaction Agreement or at 11:59 p.m., eastern daylight time, on May 30, 2009, if the Business Combination has not occurred by such time.

6.                                       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

7.                                       Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.                                       Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

9.                                       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

10.                                 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements,

representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SHERMEN WSC HOLDING LLC

By:
Name:
Title:

DORSET MANAGEMENT CORPORATION, Solely on behalf of funds for which it serves as investment manager

By:
Name:
Title:

Address: 485 Underhill Boulevard, Suite 205 Syosset, New York 11791

THE UNDERSIGNED acknowledge and agree that, under the Registration Rights Agreement and pursuant to Section 1 of this Agreement, Stockholder (1) will be assuming Holding’s registration rights with respect to the Transferred Shares, (2) shall be entitled to include the Purchased Shares in the definition of “Registrable Securities” contained therein, (3) will be able to exercise such registration rights as if it were an original signatory thereto and (4) will honor any demand for a Demand Registration made by Holding with respect to the Transferred Shares on behalf of Stockholder pursuant to Section 1, subject to the terms and conditions of the Registration Rights Agreement.

SHERMEN WSC ACQUISITION CORP.

By:
Name:
Title: